Exhibit 4.38

Execution Copy

[Note: Translation from the original agreement in Chinese]

Amended and Restated Trademark License Agreement

This Amended and Restated Trademark License Agreement (the “Agreement”) is entered into as of December 26, 2012 in Beijing, China between the following parties.

eLongNet Information Technology (Beijing) Co., Ltd. (the “Licensor”), a wholly-owned foreign enterprise under the laws of PRC, Legal Address: 10 Jiuxianqiao Street, Chaoyang District Beijing; and

Beijing eLong Information Technology Co., Ltd. (the “Licensee”), a domestic invested limited liability company under the laws of PRC, Legal Address: Xingke Plaza, Tower C, 2nd Floor, 10 Jiuxianqiao Road, Beijing.

Each party will be referred to as a “Party” and the parties as the “Parties”.

WHEREAS:

A.    Licensor is the owner of the registered trademarks in Appendix 1, and the process of application in order to become the owner of the trademarks set forth in Appendix 2;

B.    Licensee desires to acquire a non-exclusive license to use the trademarks listed in Appendix 1 and Appendix 2 in accordance with the terms and conditions of this Agreement, and Licensor agrees to grant Licensee such license.

C.    The Parties signed a Trademark License Agreement on August 22, 2003 and an amendment thereto on July 20, 2004, and now wish to further amend and restate the agreement in accordance with the terms herein.

NOW THEREFORE, the parties agree as follows:

1.    Definitions. Unless otherwise provided for herein, the following words have the meanings set forth below:

1.1 “Affiliated Enterprise” an entity with at least 10% voting power held directly or indirectly by either Party.

1.2 “Force Majeure” any earthquake, typhoon, fire, flood, war, and other calamity caused by nature or human which is unpredictable, unavoidable and overwhelming happened after the signing of this agreement, this event beyond any party’s control and impedes the performance of all or part of this agreement.

1.3 “PRC Law” any promulgated and valid laws and regulations of the PRC from the date of this agreement.

1.4 “Term” the period stipulated in Section 3.1 of this agreement

1.5 “Territory” the territory of the PRC, excluding Hong Kong, Macao and Taiwan.

1.6 “Trademark Office” the trademark office of State Administration for Industry and Commerce.

1.7 “Licensed Trademark” trademarks registered with the Trademark Office by the Licensor as listed in Appendix 1.

1.8 “Pending Trademarks” trademarks currently in the process of transfer with the Trademark Office, which will be assigned to the “Licensor” as listed in Appendix 2

1.9 “RMB” the legal currency of the “PRC”.

2.    License

2.1.    Trademark License

 Licensor will grant Licensee a non-exclusive license to use the Licensed Trademarks and the Pending Trademarks under the terms and conditions of this Agreement, and the Licensor also shall license the Licensed Trademarks and Pending Trademarks to Beijing eLong Airline Services Co., Ltd, Beijing Asia Media Interactive Advertising Co., Ltd and General Chinese Reservation Network Ltd.

2.2.    Scope of Use

 During the Term, Licensee may use the Licensed Trademark and Trademark to be licensed in the Territory under the circumstances set force as follows:

2.2.1.    Use in the provision of the authorized commodities or services in accordance with the contents of each trademark registration certificate.

2.2.2.    Use in documents relating to commercial transactions, advertising, exhibitions or other commercial actions related to Section 2.2.1

2.3.    Sublicense

2.3.1.    Licensee shall not sublicense the Licensed Trademarks and Pending Trademarks to any third party without the prior written consent of the Licensor. Any sublicense without authorization is invalid.

2.4.    Forbidden Actions

 Licensee promises that during the Term and any time after the expiration of this Agreement, it shall not:

2.4.1.    Take any action, which will adversely affect Licensor’s right in the Licensed Trademarks and the Pending Trademarks; or

2.4.2.    Apply for registration of the Licensed Trademark and Pending Trademarks, or any similar trademark in any country or region.

2.5.    Providing of Marks

 The Licensor shall provide the authorized marks of the Licensed Trademarks and Pending Trademarks to the Licensee in digital format stored on floppy disks and printed format. The Licensee has the right to copy the Licensed Trademarks and Pending Trademarks in accordance with the relevant designs.

2.6.   Supervision of Use

 The Licensor has the right to dispatch personnel at any time to the sites of the Licensee for the supervision on the use of the Licensed Trademark and Trademark to be licensed after its notice in written.

2.7.    No Hindrance

The Licensee acknowledges the rights owned by the Licensor to the Licensed Trademarks and the Pending Trademarks. In addition to the covenant listed in Section 2.4, the Licensee shall not undertake or promote any action that will hinder the right of the Licensed Trademark and the Pending Trademarks. The licensee shall not state to any third party that it has any right to the Licensed Trademarks and Pending Trademarks. The licensee acknowledges that the use of the Licensed Trademarks and the Pending Trademarks will not create any ownership related to the goodwill of the Licensed Trademarks and the Pending Trademarks for the licensee. All use shall benefit to the exclusive rights of the Licensor as the owner of the Licensed Trademarks and the Pending Trademarks.

2.8.    Quality

The Parties acknowledge that the quality and goodwill of commodities and service signed with the Licensed Trademarks and the Pending Trademarks is important to the operation of the Licensor. Any commodities and service signed with the Licensed Trademarks and the Pending Trademarks shall be of high quality, and Licensee shall control, in accordance with PRC law and other quality standards requested by any Licensor from time to time, and accept supervision and approval of Licensor. Licensee shall obey all standards regarding commodities and service of the Licensor.

3.    Term

3.1.    This Agreement will be effective from the date of signing of the contract, for a period of 20 years, with automatic 20-year extensions at expiry, and such extensions may be unlimited in number. With respect to the Pending Trademarks, the license shall be effective from the date that the Trademark Office authorizes the assignment to the Licensor and the Licensor becomes the owner of the trademark. Except as stipulated in Article 9.1, the Term shall be equal to the period of corporate existence (including any extensions thereto) of the Licensor.

4.    License Fee

 Licensee agrees to pay Licensor a license fee; Licensor shall determine the amount of the fee in accordance with market rates; however, Licensor may unilaterally adjust the fee without the consent of Licensee. The License fee shall be paid quarterly.

5.    Representations and Warranties

5.1.    Representations and Warranties of Both Parties

Each Party represents and warrants, form the date of signing this Agreement, that:

5.1.1.    It is an independent company duly registered in the place of establishment, and has obtained all government authorizations and registrations which are required for its existence, and has sufficient rights to operate according to its business license, certificate of registration, and articles of association or similar documents;

5.1.2.    It has full authorization to sign this Agreement and perform the obligations herein;

5.1.3.    The representative has obtained authorization to sign this Agreement (the signature of representative is in the signature block below);

5.1.4.    The signing of this Agreement and performance of the obligations under this agreement will not violate:

5.1.4.1.    The business license, business certificate of registration, articles of association or similar documents of company;

5.1.4.2.    Any law, regulation or the authorization or approval of government; and

5.1.4.3.    Any binding agreement.

5.1.5.    To their knowledge, there is no pending lawsuit, arbitration, other legal or governmental procedure that will have a material adverse effect on this Agreement;

5.1.6.    It has disclosed all the documents to the other party, which are likely to have a material adverse effect on the obligations under this agreement issued by any branch of government;

5.1.7.    It has not been the subject of liquidation or dissolution; and

5.1.8.    It has not been declared bankrupt by a court of competent jurisdiction.

5.2.	Representations and Warranties of the Licensee

The Licensee further states and warrants to the Licensor:

5.2.1.    It will use the Licensed Trademarks and the Pending Trademarks only in accordance with the purpose stipulated in Section 2.2;

5.2.2.    It shall not use the Licensed Trademarks and the Pending Trademarks beyond the method stipulated in this agreement;

5.2.3.    It shall not change any appearance, text, content or their combination of the Licensed Trademarks and the Pending Trademarks in any way.

5.2.4.    It shall display the name and origin of the Licensor on the commodities or services using the Licensed Trademarks and the Pending Trademarks.

5.2.5.    It shall obey all the PRC laws and regulations related to the products’ sign, packing and sale;

5.2.6.    It shall allow any employee or agent of the Licensor access to the site of the Licensee during business hours for the supervision of the quality of the commodities or services using the Licensed Trademarks and the Pending Trademarks.

6.    Claims and Infringement

6.1.    Infringement of Third Party Rights

If the use of any Licensed Trademarks and the Pending Trademarks according to the stipulations in this Agreement by the Licensee cause an intellectual property infringement claim (the “claim”) by a third party:

6.1.1.     Licensee shall notify the Licensor about such claim in written at once;

6.1.2.    Without the written consent of the Licensor, Licensee shall not make any promise to, or compromise with, a third party;

6.1.3.     Licensee shall let Licensor take part in any negotiation and suit for the settlement of the claim;

6.1.4.     At the reasonable request of the Licensor, Licensee shall provide any acquired information to the Licensor and give all reasonable assistance.

6.1.5.    If Licensee violates the stipulations in this Agreement for the use of Licensed Trademarks and the Pending Trademarks, the Licensor will not bear any liability to the Licensee, and Licensee shall bear the liability.

6.2.	Third Party Infringement

If any third party takes infringes on the Licensed Trademarks or the Pending Trademark of this Agreement:

6.2.1.     Licensee shall notify Licensor after it learns of the infringement or threatened infringement of the Licensed Trademarks or Pending Trademarks of the Licensor in the Territory;

6.2.2.    The Parties shall consult on legal action to regarding the infringement or threatened infringement. For the avoidance of doubt, Licensee agrees that, without the prior written consent of Licensor, Licensee shall not make any compromise with any third party;

6.2.3.    If both parties agree to take joint action against the infringement of the Licensed Trademarks and the Pending Trademarks, the fees and the damages received shall be divided equally. If the Licensee does not decide to take part in the legal action, then Licensor can decide to handle the lawsuit by itself or through an affiliated enterprise, and bear the fees; Licensee shall render assistance to the Licensor for such action; and

6.2.4.    All damages acquired by legal action taken by the Licensor shall be retained by Licensor.

7.    Breach and Damages

7.1.    Breach

7.1.1.    If any party violates any stipulation, fails to perform the obligations or its performance does not accord with the stipulations of this Agreement (the “Party in Breach”), it will be deemed to be breach of the obligations of this Agreement. The party who obeys this Agreement (the “Observant Party”) has the right to notify the Party in Breach in writing to correct its action within 10 days from the date of receipt of the notice.

7.1.2.    If any party breaches this Agreement, both parties shall continue performance of this agreement; the party in breach shall take sufficient, efficient and timely measures to eliminate the consequences of the breach, and compensate the Observant Party for all damages caused by the breach.

7.2.	Damages

 The Party in Breach shall compensate the Observant Party according to Section 7.1.2, the compensation shall be the amount of damages caused by the Party in Breach, including the benefits acquirable by the performance of this Agreement, but shall not exceed the damages reasonably foreseeable by the Party in Breach.

8.    Cancellations, Termination and Renewal of Agreement

8.1.    Termination. Licensor may unilaterally terminate this Agreement by providing written notice to Licensee. Licensee does not have the right to unilaterally terminate this Agreement.

8.2.    Consequences of Termination.

8.2.1.    If the Agreement is terminated by any reason, the license under this Agreement will be terminated at once. Licensee shall:

8.2.1.1.    Cease use of the Licensed Trademarks and Pending Trademarks in any business activities;

8.2.1.2.    Remove the Licensed Trademarks and Pending Trademarks form all distribution materials, handbooks, signs and other assets of the Licensee at its own expenses within 90 days from the termination of this Agreement; and

8.2.1.3.    Terminate any previously approved sublicense, and take any necessary steps to stop the use of the Licensed Trademarks and Pending Trademarks by any sublicensee.

8.2.2.    Regardless of the reason for termination of this Agreement, it will not affect the rights or obligations still held by either Party.

9.    Applicable Law and Dispute Settlement

9.1.    Applicable Law

 The execution, validity, interpretation and implementation of this Agreement shall be governed by the laws of the PRC, excluding conflict of laws, if there is no regulation prescribed in the laws of the PRC for the specific event, international business practice shall be referred to.

9.2.    Arbitration

9.2.1    Any dispute, controversy or claim arising from the Agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the current effective rules of Arbitration application. The arbitration award shall be final and binding upon both parties.

9.2.2    Arbitration place shall be in Beijing, PRC.

9.2.3    Arbitration language shall be Chinese.

9.2.4 The arbitral panel shall be composed of three arbitrators. Each Party should respectively appoint an arbitrator, the chairman of the arbitral panel shall be appointed by both parties through consultation. In case both parties do not agree on the person selected for the chief arbitrator within twenty days from the date of their respective arbitral appointments, the director of the Arbitration Commission shall have the right to appoint the chief arbitrator. The chief arbitrator shall not be a Chinese citizen or United States citizen.

9.2.5            Both parties agree that the court of arbitration established according to the regulation shall have the right to provide effective relief in accordance with PRC law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties confirm that any court having jurisdiction (including PRC courts) may carry out performance of the arbitral award.

9.2.6            Both parties agree to conduct arbitration in accordance with this Section, and irrevocably waive the right to appeal, reexamine or prosecute to national court or other judicial body in any form, subject to the effectiveness of this waiver. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.

9.3.    Continuous Performance

In the period of arbitration, the Parties shall use best efforts to perform those parts of the Agreement that are not in arbitration.

10.    Force Majeure

10.1.    Suspension of obligations. On the occurrence of force majeure, both parties shall negotiate at once in order to achieve an agreed settlement. Both parties shall suspend their obligations in the range affected by force majeure.

10.2.    Written Certificate. The party stating the influence of force majeure shall notify the other party within 15 days after the occurrence of force majeure, and provide a written certificate issued by relevant authorities, and take all reasonable efforts to reduce the effect of such force majeure.

11.    Supplemental Terms

11.1.	Notice

 Any notice of the Parties shall be written in English, and sent by fax, specific sending (including courier) or registered post. Without the notice of address changing, all the notices and communications shall be sent to the address as follows:

The Licensor:
eLongNet Information Technology (Beijing) Co., Ltd.
Address:	10 Jiuxianqiao Road, Chao Yang District, Beijing
Phone Number:	(86-10) 58602288
Fax Number:	(86-10) 64366019
Addressee:	CUI Guangfu

The Licensee:
Beijing eLong Information Technology Co., Ltd
Address:	Xingke Plaza, Tower C, 2nd Floor, 10 Middle Jiuxianqiao Road, Beijing
Phone Number:	58602288
Fax Number:	64366019
Addressee:	CUI Guangfu

11.2.    References. The chapters, articles or appendixes are the chapters, articles or appendixes under this Agreement. The titles of this Agreement are just for reference; they do not have binding force on this Agreement and do not affect its interpretation.

11.3.    Waiver. If any party cannot perform or delays performance of any right, power or preferential right of this Agreement or other related agreement, it will not be treated as a waiver. The separate or partial performance of any right, power or preferential right will not affect the latter performance of such right, power or preferential right.

11.4.    Assignment. Without the prior consent of the other party, any party shall not transfer all or part of the rights (obligations) under this Agreement to any third party.

11.5.    Severability. The invalidity of any stipulations under this Agreement does not affect the validity of other irrelevant stipulations. Both parties shall modify any invalid or unenforceable stipulations in order to make these stipulations valid or enforceable.

11.6.    Complete Agreement. The appendixes of this Agreement are indivisible parts of the Agreement and shall have the same legal effect as this agreement. This Agreement and its appendixes constitute an integral agreement about the events between both parties, and it will replace all the prior discussions, negotiations and agreements.

11.7.    Language. This agreement is executed in quadruplicate originals in Chinese. The Licensor holds one, and the Licensee holds two, the one remained will be filed to the Trademark Office for record.

11.8.    Modification. This Agreement may be modified by written amendment signed by both parties.    Party A may unilaterally amend or supplement this Agreement, and Party B shall unconditionally assist and sign any new agreements reflecting such amendments or supplements.

11.9.    Successors. This Agreement is signed for the rights of both parties and their legal successors and assignee, and will be binding on both parties and their legal successors and assignee with the same binding force.

11.10.    Singular and Plural. The singular and plurality can be used mutually.

11.11.    Other Matters. Unstipulated events shall be disposed according to the agreements of both parties and relevant regulations of PRC laws.

11.12. This Agreement amends and restates all prior trademark license agreements between the Parties (the “Prior Agreements”). In the event of any conflict between the terms of this Agreement and the Prior Agreements, this Agreement shall prevail.

[remainder of page blank]

[signature page of Amended and Restated Trademark License Agreement]

The Licensor

eLongNet Information Technology (Beijing) Co., Ltd.

Signature of Representative:	/s/ Guangfu Cui

Official Seal:    [seal of eLongNet Information Technology (Beijing) Co., Ltd.]

The Licensee

Beijing eLong Information Technology Co., Ltd

Signature of Representative:	/s/ Guangfu Cui

Official Seal:    [seal of Beijing eLong Information Technology Co., Ltd.]

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